As filed with the Securities and Exchange Commission on May 10, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGAL ENTERTAINMENT GROUP

(Exact name of registrant as specified in its charter)

Delaware	02-0556934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7132 Regal Lane Knoxville, Tennessee	37918
(Address of Principal Executive Offices)	(Zip Code)

Regal Entertainment Group 2002 Stock Incentive Plan

(Full title of the plan)

Peter B. Brandow Executive Vice President and General Counsel Regal Entertainment Group 7132 Regal Lane Knoxville, Tennessee 37918 (865) 922-1123	Copy to: Keith A. Trammell, Esq. Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 (303) 899-7300
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A common stock, par value $0.001 per share	5,000,000	$14.23	$71,150,000	$8,153.79

(1)          In addition to the number of shares of Class A common stock show above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Class A common stock that, by reason of certain events specified in the plan (e.g., anti-dilution adjustments), may be offered or issued pursuant to the plan.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for the Registrant’s Class A common stock as reported on the New York Stock Exchange on May 8, 2012.

EXPLANATORY NOTE

On May 10, 2002, Regal Entertainment Group, a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act a registration statement on Form S-8, Registration Statement No. 333-87958 (the “Original Registration Statement”), covering the registration of 11,194,354 shares of its Class A common stock authorized for issuance under the Regal Entertainment Group 2002 Stock Incentive Plan as then in effect (the “2002 Plan”).  Pursuant to the 2002 Plan and Rule 416 of the Securities Act, the number of shares of Class A common stock covered by the Original Registration Statement increased from 11,194,354 to 16,110,241 shares due to anti-dilution adjustments made in connection with the Registrant’s payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004.

On August 8, 2005, the Registrant filed with the Commission under the Securities Act a registration statement on Form S-8, Registration Statement No. 333-127367 (the “2005 Registration Statement”), covering the registration of an additional 1,889,759 shares of its Class A common stock authorized for issuance under an amendment to the 2002 Plan, bringing the total authorized shares from 16,110,241 to 18,000,000.  Pursuant to the 2002 Plan and Rule 416 of the Securities Act, the number of Class A common stock covered by the 2005 Registration Statement increased from 18,000,000 to 18,319,207 shares due to anti-dilution adjustments made in connection with the Registrant’s payment of extraordinary cash dividends on April 13, 2007 and December 30, 2010.

On March 13, 2012, the Registrant’s Board of Directors approved amendments to the 2002 Plan (as so amended, the “Plan”).  The amendments increase the number of shares of Class A common stock available for issuance thereunder by a total of 5,000,000 shares from 18,319,207 to 23,319,207, subject to adjustment, and extend the term of the Plan from May 3, 2012 to May 9, 2022.  On May 9, 2012, the stockholders of the Registrant approved the amendments.  The purpose of this Registration Statement is to register the 5,000,000 additional shares of Class A common stock authorized for issuance under the Plan.

In accordance with General Instruction E to Form S-8, the contents of the Original Registration Statement and the 2005 Registration Statement are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*           The documents containing the information specified in this Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the Note to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

Pursuant to Instruction E of Form S-8, the contents of Registration Statement Nos. 333-87958 and 333-127367 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

Additionally, the following documents and all other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all the shares of Class A common stock offered hereby have been sold or that deregisters all such shares of Class A common stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:

(a)           The Registrant’s annual report on Form 10-K for the fiscal year ended December 29, 2011, filed with the Commission on February 27, 2012 pursuant to Section 13(a) of the Exchange Act and as amended by the Registrant’s amended annual report on Form 10-K/A, filed with the Commission on March 28, 2012;

(b)          All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)           The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration Statement No. 333-84096) filed with the Commission on May 6, 2002 under the Exchange Act, together with any amendment or report filed with the Commission for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Certificate of Incorporation and Bylaws

The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that to the fullest extent permitted by the Delaware General Corporation Law as it now exists and as it may hereafter be amended, no director shall be personally liable to the Registrant or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) both provide that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Registrant or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Registrant (and any successor to the Registrant by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided therein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification thereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Registrant to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action by a claimant against the Registrant regarding unpaid indemnification claims) only if such proceeding (or part thereof) was authorized by the Board of Directors of the Registrant.

The indemnification conferred in the Certificate of Incorporation and Bylaws shall also include the right to be paid by the Registrant (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that, if and to the extent the Delaware General Corporation Law requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Certificate of Incorporation, Bylaws or otherwise.  The indemnification provided by the Certificate of Incorporation and the Bylaws is not deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled.

The foregoing description of certain provisions of the Registrant’s Certificate of Incorporation and Bylaws is qualified in its entirety by the terms of the Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant’s Report on Form 10-Q for the fiscal quarter ended March 28, 2002, and by the terms of the Bylaws, filed as Exhibit 3.1 to the Registrant’s Report on Form 10-Q for the fiscal quarter ended June 26, 2003.

Indemnification Agreements

The Registrant maintains directors’ and officers’ liability insurance policies and has entered into contracts with certain of its directors and executive officers providing for indemnification of such officers and directors to the fullest extent permitted by applicable law.

Item 7.           Exemption From Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Hogan Lovells US LLP with respect to the legality of the Class A common stock registered hereby.

23.1	Consent of Hogan Lovells US LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.

24.1	Power of Attorney (included on the signature page to this registration statement).

99.1	2002 Stock Incentive Plan of the Registrant, as amended (incorporated herein by reference from Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Commission on April 20, 2012).

Item 9.           Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)  if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee on this 10th day of May, 2012.

REGAL ENTERTAINMENT GROUP

By:	/s/ Amy E. Miles
	Name:	Amy E. Miles
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amy E. Miles, David H. Ownby and Peter B. Brandow, jointly and severally, each in his or her own capacity, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amy E. Miles	Chief Executive Officer and Director	May 10, 2012
Amy E. Miles	(Principal Executive Officer)

/s/ David H. Ownby	Executive Vice President, Chief Financial Officer and Treasurer	May 10, 2012
David H. Ownby	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael L. Campbell	Director	May 10, 2012
Michael L. Campbell

/s/ Thomas D. Bell, Jr.	Director	May 10, 2012
Thomas D. Bell, Jr.

/s/ Charles E. Brymer	Director	May 10, 2012
Charles E. Brymer

/s/ Stephen A. Kaplan	Director	May 10, 2012
Stephen A. Kaplan

/s/ David H. Keyte	Director	May 10, 2012
David H. Keyte

/s/ Lee M. Thomas	Director	May 10, 2012
Lee M. Thomas

/s/ Jack Tyrrell	Director	May 10, 2012
Jack Tyrrell

/s/ Nestor R. Weigand, Jr.	Director	May 10, 2012
Nestor R. Weigand, Jr.

/s/ Alex Yemenidjian	Director	May 10, 2012
Alex Yemenidjian

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Hogan Lovells US LLP with respect to the legality of the Class A common stock registered hereby.

23.1	Consent of Hogan Lovells US LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.

24.1	Power of Attorney (included on the signature page to this registration statement).

99.1	2002 Stock Incentive Plan of the Registrant, as amended (incorporated herein by reference from Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Commission on April 20, 2012).